Exhibit 10.1

March 14, 2024

Harry G. Alcock

16226 E. Pinnacle Vista Drive

Scottsdale, Arizona 85262

Re:  Resignation as Senior Vice President – Chief Investment Officer from UDR, Inc.

Dear Harry:

This letter (this "Letter Agreement") reflects the agreement between you (“you” or “Executive”) and UDR, Inc. (the “Company”) with respect to your resignation as Senior Vice President – Chief Investment Officer of the Company at the close of business on July 31, 2024 (the "Resignation Date").

1.Role.   As Senior Vice President – Chief Investment Officer of the Company from the date hereof (the “Effective Date”) until the Resignation Date you will focus on continuing to source transactions (i.e. portfolio property acquisitions (for either wholly-owned properties or properties to be owned by joint ventures of which the Company is a member), operating partnership unit transactions, and Development Capital Program transactions) and you will be expected to continue to attend meetings of the Company’s executive leadership and investment committees.  You will not be expected to manage any Company associates.  Subject to the forgoing, you agree to serve as Senior Vice President – Chief Investment Officer of the Company until the Resignation Date, at which time you will become a consultant to the Company pursuant to a consulting agreement in the form attached hereto as Exhibit A (the “Consulting Agreement”).

2.Salary and Benefits.

(a)Your salary and benefits will remain unchanged until the Resignation Date at which time you will begin to be paid a consulting fee as set forth in the Consulting Agreement.  Following the Resignation Date, you will not be entitled to participate in any Company benefit programs except as set forth below.  Within five business days following the Resignation Date, the Company will pay you your accrued but unpaid salary and earned but not used vacation for all periods prior to the Resignation Date and the Company shall reimburse you for all expenses incurred by you prior to the Resignation Date in accordance with the Company’s travel and expense reimbursement policies.

1745 Shea Center Dr., Suite 200
Highlands Ranch, CO 80129

Tel: 720.283.6120
Fax: 720.283.2453

www.udr.com

Harry G. Alcock

March 14, 2024

(b)In partial consideration of your remaining an employee of the Company through the Resignation Date, the performance results with respect to the Class 2 LTIP Units or Class 2 Performance LTIP Units (based on your original elections prior to the grant date) granted to you under the award agreements dated as of January 3, 2022, and January 3, 2023, will be measured as of the Resignation Date and the resulting units shall vest as of the Resignation Date.  Further, with respect to the award agreement dated as of January 2, 2024, with respect to the awards for the long-term incentive program, 16,419 Class 2 LTIP Units shall vest as of the Resignation Date.  In addition, with respect to the award agreement dated as of January 2, 2024, with respect to the short-term incentive program, 24,476 Class 2 LTIP Units shall vest as of the Resignation Date, and you will be paid $305,804 in cash within five (5) business days following the Resignation Date.

As an example of the above, it being understood that the final number of units will be measured and determined as of the Resignation Date by the Compensation and Management Development Committee, assuming the performance for the 2022 and 2023 grants at actual performance through February 2024, you would receive the following: (i) 11,011 Class 2 LTIP Units granted to you in connection with the 2022 long-term incentive program, (ii) 5,058 Class 2 LTIP Units and 67,555 Class 2 Performance LTIP Units granted to you in connection with the 2023 long-term incentive program, (iii) 16,419 Class 2 LTIP Units granted to you in connection with the 2024 long-term incentive program, and (iv) 24,476 Class 2 LTIP Units and $305,804 in cash granted to you in connection with the 2024 short-term incentive program.

(c)In consideration of your remaining an employee of the Company through the Resignation Date and entering into the Consulting Agreement, the Company agrees that following the Resignation Date you may continue to participate in the Company’s group health insurance plans at the same dependent coverage level as immediately prior to the Resignation Date.  Coverage will continue until the first to occur of (i) June 30, 2029, (ii) your employment by a third party (a third party shall not be deemed to include an entity of which all of the outstanding capital stock or ownership interests are owned by you or your immediate family), or (iii) your default in the payment of or no longer continue to pay your portion of the premium (individually and collectively, the “Transition Period”).  During the Transition Period, the Company shall continue to pay its portion of the premiums and you will pay your portion of the premiums.  At the end of the Transition Period, if you do not have health insurance from another employer, you may continue coverage through the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) at your own expense.
3.Compliance Warranty.  Your acceptance of the payments set forth in Section 2 above shall be deemed to be a representation and warranty by you that you are not aware of any compliance issues, concerns, or any violations or suspected violations of laws, policies or regulations other than those, if any, that you have brought to the attention of Thomas W. Toomey before the Resignation Date.

Harry G. Alcock

March 14, 2024

4.General Release of Claims and Covenant Not to Sue.
(a)In consideration of the benefits provided to you under this Letter Agreement, and except for the obligations created by this Letter Agreement, you knowingly and voluntarily release and forever discharge the Company, its parents, divisions and its affiliates, as well as their respective officers, directors, employees, stockholders, agents, attorneys, insurers, representatives, assigns and successors, past and present, and each of them (hereinafter together and collectively referred to as the "Released Parties") of, with respect to and from any and all demands, actions, causes of action, suits, damages, losses, expenses and claims of any kind, known and unknown, suspected or unsuspected, against the Released Parties, which you, your heirs, executors, administrators, successors, and assigns (together and collectively "Executive") have or may have through the Effective Date, including, but not limited to, any alleged violation of:

The National Labor Relations Act, as amended;

Title VII of the Civil Rights Act of 1964, as amended;

Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

The Employee Retirement Income Security Act of 1974, as amended;

The Immigration Reform Control Act, as amended;

The Americans with Disability Act of 1990, as amended;

The Age Discrimination in Employment Act of 1967, as amended, except for claims that cannot be released as a matter of law;

The Fair Labor Standards Act, as amended;

The Occupational Safety and Health Act, as amended;

The Equal Pay Act;

The Family and Medical Leave Act of 1993;

all Colorado laws concerning the workplace; and/or

any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; based upon any covenant of good faith and fair dealing, implied or express contract, wrongful discharge, promissory estoppel, equitable estoppel, employee benefit, violation of public policy, negligent or intentional infliction of emotional distress, defamation, false light, compelled self-publication, fraud, misrepresentation, invasion of privacy, assault, battery, tortious interference with a contract, tortious interference with a business relationship or economic interest, negligent retention, negligent hiring, negligent supervision, negligence, negligent misrepresentation, gross negligence, loss of consortium, equity or any intentional or other tort; and/or

Harry G. Alcock

March 14, 2024

(i)Arising out of or related to the Released Parties' personnel practices, policies, or procedures; and

(ii)Arising out of or related to Executive’s employment or the initiation, existence, or cessation of Executive’s employment with the Released Parties, including any claims for salary, wages, severance pay, vacation pay, sick pay, bonuses, and any other compensation or benefit of any nature; and

(iii)Arising out of or related to any statements or representations to or about Executive; and

(iv)Arising out of or related to any other wrong, injury or loss allegedly suffered by Executive; and

(v)any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters (collectively the "Released Claims").

To the maximum extent allowed by law, you waive the right to sue or initiate against the Released Parties any action or proceeding, or participate in the same, individually or as a member of a class, under any contract (express or implied), or any federal, state, or local law, statute or regulation pertaining in any manner to the Released Claims.

This is intended to be a general release of all claims, so, to the extent you still possess any viable claims or causes of action against the Released Parties, to the maximum extent allowed by law, you hereby assign to the Company all such claims.

(b)The release set forth in Section 4(a) above does not waive claims (i) for unemployment or workers’ compensation, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date you sign this Letter Agreement, (iii) that may arise after the Effective Date or (iv) which cannot be released by private agreement.  The release set forth in Section 4(a) does not bar you from (i) filing suit to challenge a release of age discrimination claims pursuant to the Older Workers Benefit Protection Act, or (ii) filing a charge with an administrative agency provided that you cannot recover any economic or injunctive relief for yourself as a result of such charge.  You understand that if this Letter Agreement had not been signed, you would have the right to voluntarily assist other individuals or entities in bringing claims against the Company.  To the maximum extent allowed by applicable law, you waive the right to voluntarily assist other individuals or entities in bringing claims against the Company and, unless your assistance is specifically sought by a governmental entity or compelled by applicable law or valid court order, you agree not to aid or assist others in their pursuit of claims against the Company.
(c)Except for the obligations created by this Letter Agreement, the Company hereby covenants not to sue and releases and forever discharges you from any and all claims, known and unknown, which the Company has or may have against you, including all claims arising from your position as Senior Vice President – Chief Investment Officer or as an employee or other office of the Company or its subsidiaries or affiliates and the termination of that relationship (and specifically including any and all claims related to prior promises or contracts of employment),

Harry G. Alcock

March 14, 2024

has or may have through the Effective Date; provided, however, the Company does not release you with respect to claims arising out of or relating to fraud, gross negligence, or willful misconduct.  Further you agree to execute and deliver to the Company a Release Agreement in the form attached hereto as Exhibit B (the “Release Agreement”) upon the Resignation Date.
5.ADEA RELEASE.  The Company advises Executive to consult with an attorney prior to signing this Letter Agreement.  Executive understands that he has twenty-one (21) days to consider whether to sign this Letter Agreement (the “Consideration Period”).  Executive must return this signed Letter Agreement to the Company within the Consideration Period.  If Executive signs and returns this Letter Agreement before the end of the Consideration Period, it is because he has freely chosen to do so after carefully considering its terms. As discussed above, you are releasing the Company from, among other things, any claim you might currently have against the Company and related parties that may have arisen under the Age Discrimination in Employment Act (“ADEA”) as amended by the Older Worker’s Benefit Protection Act of 1990 (“OWBPA”), but this Letter Agreement does not cover any rights or claims that may arise under the ADEA as amended by the OWBPA after the date of execution of this Letter Agreement Executive further understands that he has seven (7) days following execution of this Letter Agreement to validly revoke this Letter Agreement.  Such right of revocation constitutes a unilateral right afforded to Executive and the Company shall have no such right of revocation.  Any revocation within this period must be submitted, in writing, to UDR, Inc., c/o Thomas W. Toomey, Chairman and Chief Executive Officer, 1745 Shea Center Drive, Suite 200, Highlands Ranch, CO 80129, by certified mail, return receipt requested, post-marked within seven (7) days of execution of this Letter Agreement and state, "I hereby revoke my acceptance of the Letter Agreement."  This Letter Agreement shall not become effective or enforceable until the revocation period has expired without revocation (the “Release Effective Date”).  If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Colorado, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday in Colorado.  If it is not validly revoked, this Letter Agreement will become irrevocable and enforceable on the eighth day after Executive signs this Letter Agreement.  Executive agrees with the Company that changes to this Letter Agreement, whether material or immaterial, do not restart the running of the Consideration Period.
6.No Claims Exist.  You confirm that no claim, charge, complaint, or action exists pertaining in any manner to the Released Claims in any forum or form.  You further confirm that you have not assigned or transferred to any third party any of the Released Claims.  In the event that any such claim, charge, complaint, or action is filed, you shall not be entitled to recover any relief or recovery therefrom, including costs and attorney's fees.  Similarly, the Company confirms to you that no claim, charge, complaint, or action exists pertaining in any manner to the claims being released against you in any forum or form.  The Company further confirms that it has not assigned or transferred to any third party any of the claims being released against you.  In the event that any such claim, charge, complaint, or action is filed, the Company shall not be entitled to recover any relief or recovery therefrom, including costs and attorney's fees.
7.Cooperation.  You agree to cooperate with the Released Parties regarding any pending or subsequently filed litigation, claims or other disputes involving the Released Parties that relate to matters within your knowledge or responsibility, including, without limitation, any potential claim or action by the Company against a third party.  Without limiting the foregoing, you agree (i) to

Harry G. Alcock

March 14, 2024

meet with Released Party’s representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii)  to appear, at the request of Company, at any deposition, administrative proceeding or trial in any pending or future litigation; (iii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iv) to provide the Company with notice of contact by any adverse party or such adverse party’s representative, except as may be required by law.  Except as prohibited by law, the Company will reimburse you for reasonable documented expenses including legal fees for any counsel approved by the Company to represent you in connection with the cooperation described in this paragraph except that it will not compensate you for any time testifying at any proceeding.
8.Non-Disparagement.  You agree not to make statements to members of the public that are in any way disparaging or negative towards the Company, any of its affiliates, or the products, services, representatives, or employees of any of the foregoing except as required by subpoena or government agency having jurisdiction over the matter at issue.  Similarly, the Company agrees that none of its executive officers or directors shall make statements to third parties that are in any way disparaging or negative towards you except as required by subpoena or government agency having jurisdiction over the matter at issue.
9.Performance of Duties.  In partial consideration of the benefits provided to you by the Company under this Letter Agreement and as a condition precedent to your receipt thereof, to which you are not otherwise entitled, until the Resignation Date you agree to continue to perform your duties and responsibilities as Senior Vice President – Chief Investment Officer as set forth above.  During the period between the date of this Letter Agreement and the Resignation Date you are subject to termination in the same manner as other employees of the Company which, if it occurred, would render you ineligible to receive the benefits set forth in Section 2 above.
10.Protected Rights.
(a)You understand that nothing in this Letter Agreement is intended to or does limit your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safe and Health Administration, the Securities and Exchange Commission or any other federal, state, or local governmental agency or commission (“Government Agencies”).  You further understand that this Letter Agreement does not limit your ability to communicate with Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information.  This Letter Agreement does not limit your right to receive an award from any Government Agency for information provided to a Government Agency.
(b)Notwithstanding anything in this Letter Agreement to the contrary, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Accordingly, you have the right to disclose in

Harry G. Alcock

March 14, 2024

confidence trade secrets to a federal, state, or local government official, or to an attorney, for the sole purpose of reporting or investigating a suspected violation and the right to disclose trade secrets in a document filed in a lawsuit or other proceeding but only if the filing is made under seal.  Nothing in this Letter Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. §1833(b).
11.Non-Competition; Non-Solicitation.
(a)The Company and its direct or indirect subsidiaries and affiliates (the “Company Group”) shall provide you access to trade secrets, as defined in C.R.S. § 7-74, et seq., while employed by the Company, and you acknowledge and agree that the Company and other members of the Company Group will be entrusting you, based on your unique and special capacity as a senior executive, with: (a) trade secrets, proprietary rights and Confidential Information concerning the Company and other members of the Company Group and (b) access to relationships and building goodwill with clients, employees, vendors, consultants,  or other business counterparts of the Company and other members of the Company Group. In consideration of the Company and other members of the Company Group providing you with access to such information and contacts and as an express incentive for the Company to enter into this Letter Agreement, and the Consulting Agreement, you have voluntarily agreed to the covenants set forth in this Section 11.  You agree and acknowledge that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, will not cause you undue hardship or affect Executive’s ability to earn a livelihood, and are material and substantial parts of this Letter Agreement intended and necessary to protect the trade secrets and legitimate business interests of the Company and other members of the Company Group.  You agree and acknowledge that at the time you first received this Letter Agreement, Executive was provided with the notice entitled “Colorado Notice of Non-Compete,” which you acknowledge fully complies with the requirements of Colorado law, including C.R.S. § 8-2-113, et seq.

(b)During the period from the Effective Date until the termination of the Consulting Agreement (the “Prohibited Period”), you shall not, without the prior written approval of the Company, directly or indirectly, for you or on behalf of or in conjunction with any other person or entity of any nature:

(i) provide any services or engage in any activity that competes against the Company or any member of the Company Group in the Business in the Market Area; provided that this Section 11(b) will only restrict you from providing services or engaging in activities  that are the same as or similar to the duties or responsibilities that you had on behalf of the Company or any member of the Company Group or that require you to use or disclose the Company Group’s trade secrets;

(ii) appropriate any Business Opportunity located in the Market Area where such Business Opportunity relates to the Company or any member of the Company Group; or

Harry G. Alcock

March 14, 2024

(iii) solicit, encourage, entice, or induce any officer, director, employee, or consultant of the Company Group to terminate his, her or its employment or engagement with the Company or any member of the Company Group.

Notwithstanding the foregoing, nothing in this Section 11 shall restrict you from investing in real estate or from serving on the board of directors, or similar body, of any entity other than any entity that is a public reporting company involved in the multifamily industry.

(c)Because of the difficulty of measuring economic losses to the Company and other members of the Company Group as a result of a breach or threatened breach of the covenants set forth in this Section 11, and because of the immediate and irreparable damage that would be caused to the Company and other members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by preliminary and permanent injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security.  The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity.
(d)The covenants in this Section 11 and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof).  Moreover, in the event any court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such court deems reasonable, and this Letter Agreement shall thereby be reformed.
(e)The following terms shall have the following meanings:

“Business” means the business, operations, products, or services that are the same or substantially similar to those performed by the Company and any other member of the Company Group while employed by the Company or that are the same or substantially similar to the business, operations, products, or services which the Company or any member of the Company Group had active plans to provide while employed by the Company; provided that “Business” shall not include any Company Group member: (i) for which you did not perform services while employed by the Company; or (ii) you did not obtain trade secrets about such Company Group member.  The parties agree that as of the Effective Date, the Company Group’s business and operations include directly or through subsidiaries or joint ventures acquiring, disposing of, owning, operating (including innovations in operating), and financing multifamily real estate assets or interest therein.

“Business Opportunity” means any commercial, investment or other business opportunity of the Company or any member of the Company relating to the Business that you learned about while employed by the Company.

Harry G. Alcock

March 14, 2024

“Market Area” means any of the following locations: (i) during your employment or engagement with the Company, every state, city, county, territory or other locale in which the Company operates or has taken substantial preparatory steps to enter, and (ii) after the termination of your employment or engagement with the Company, any of the following locations: (A) the fifty (50) mile radius around any Company business location at which you worked on a regular or occasional basis during your employment with the Company; or (B) within fifty (50) miles of any location at which: (x) the Company or any member of the Company Group conducted Business during your last twelve (12) months of employment with the Company; or (y) where you conducted business on behalf of the Company or any member of the Company Group or had responsibility or supervision for conducting business on behalf of the Company or any member of the Company Group during the last twelve (12) months prior to your  termination of employment with the Company.

12.Joint Preparation of Agreement.  This Letter Agreement is deemed to have been drafted jointly by the parties.  In any interpretation of this Letter Agreement, the provisions of this Letter Agreement shall not be interpreted or construed against any party on the basis that the party was the drafter.

13.Severability.  If any provision of this Letter Agreement is determined to be invalid or unenforceable, in whole or in part, such determination will not affect any other provision of this Letter Agreement.  For example, if the release of a particular claim is held by a court to be invalid or unenforceable, such ruling will not affect the releases of any other claims.
14.Entire Agreement.  This Letter Agreement contains the entire agreement between you and the Company and is the complete, final, and exclusive embodiment of our agreement with regard to your resignation.  It is entered into without reliance on any promise or representation other than those expressly contained herein, and it may not be modified except in writing signed by you and an officer of the Company.
15.Notices.  Except as set forth in Section 5, any notice or communication required or permitted under this Letter Agreement shall be in writing and shall be deemed received (a) on the date personally delivered, (b) the same day of sending by email, (c) the next day after sending via Federal Express or any other next-day carrier service, or (d) the third day after mailing via first-class mail, return receipt requested, to a party at the address specified below or such other address as designated from time to time:

To you at:

Harry G. Alcock

16226 E. Pinnacle Vista Drive

Scottsdale, Arizona 85262

To UDR, Inc. at:

UDR, Inc.

Harry G. Alcock

March 14, 2024

1745 Shea Center Drive, Suite 200

Highlands Ranch, Colorado 80129

Attn: Thomas W. Toomey

16.Governing Law.  This Letter Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado, as applied to contracts made and performed entirely within the State of Colorado.

Harry G. Alcock

March 14, 2024

Please sign and return this Letter Agreement to me, keeping a copy for yourself.

Sincerely,

UDR, Inc.

/s/ Thomas W. Toomey

Thomas W. Toomey

Chairman and Chief Executive Officer

Accepted and Agreed:

Date: March 14, 2024   By: /s/ Harry G. Alcock

Harry G. Alcock

EXHIBIT A

Form of Consulting Agreement

August 1, 2024

Harry G. Alcock

16226 E. Pinnacle Vista Drive

Scottsdale, Arizona 85262

Re: Consulting Agreement

Dear Harry:

As we have discussed, we are interested in retaining your services to assist UDR, Inc. (the “Company”) as set forth herein.

This Consulting Agreement (“Agreement”) sets forth the terms of our agreement concerning your engagement with the Company.

1.Services.  You agree that you will act as a consultant to the Company, for the benefit of the Company and its affiliates including but not limited to United Dominion Realty, L.P., reporting to Thomas W. Toomey, Chairman and Chief Executive Officer (the “CEO”).  You will be responsible for sourcing deals related to the acquisition by the Company or its affiliates of properties or property portfolios, including through OP unit transactions, the investment by the Company or its affiliates in developer capital program investments, development joint ventures, participation by the Company or its affiliates in mergers and acquisitions,  and similar acquisitions or investments, all as may be reasonably agreed to by the CEO and you (collectively the “Services”).  During the Term (as defined below), you agree to use commercially reasonable efforts to perform the Services to the reasonable satisfaction of the CEO.

2.Term and Termination.  The term of this Agreement shall commence on August 1, 2024 (the “Effective Date”) and continue until December 31, 2025, subject to extension by mutual agreement of the parties (the “Term”).  This Agreement may be terminated with or without cause by you or the Company at any time upon 90 days’ prior written notice and without liability or continuing obligation to you or the Company (except for any compensation earned and expenses incurred by you to the date of termination); provided that if the Company terminates this Agreement without cause or you terminate this Agreement for cause, you will still be entitled to receive any unpaid portion of the Guaranteed Incentive Fee and that if you terminate this Agreement without cause you shall be entitled to receive a pro-rated portion (based

1745 Shea Center Dr., Suite 200
Highlands Ranch, CO 80129

Tel: 720.283.6120
Fax: 720.283.2453

www.udr.com

Harry G. Alcock

March 14, 2024

upon the percentage of the total Term that has elapsed prior to such termination), of the unpaid Guaranteed Incentive Fee.

3.Fees and Expenses.  In connection with the Services and during the Term, and subject to you not being in breach of this Agreement, the Company will pay the following compensation:

(a)The Company will pay you a monthly fee of $41,666.67 (annualized fee of $500,000), payable in advance on the first business day of each month.
(b)You will be eligible to receive an incentive consulting fee of $2,000,000, which will vest in full on December 31, 2025 (the “End Date”), subject to your continuous Services through such date (the “Guaranteed Incentive Fee”).  You shall also be eligible to receive incentive consulting fees in excess of the Guaranteed Incentive Fee (the “Additional Incentive Fees”).  The Guaranteed Incentive Fee and Additional Incentive Fees (if any) are subject to the following terms and conditions:
(i)	You shall be eligible to earn portions of the Guaranteed Incentive Fee prior to the End Date as follows: upon consummation of an Originated Deal, you will earn a portion of the Guaranteed Incentive Fee equal to the percentage determined by dividing the Applicable Commission by $2,000,000.
(ii)	If the Applicable Commission earned in an Originated Deal, together with the aggregate amount of Applicable Commissions previously earned, exceed the Guaranteed Incentive Fee, you shall earn the excess amount in the form of Additional Incentive Fees.
(iii)	Defined Terms:
1.	“Applicable Commission” shall generally equal 0.5% to 1% of the Deal Value; provided that the Applicable Commission may be a lesser percentage as determined in the sole discretion of the CEO, taking into account the size, complexity, accretion potential, use of Company associates or other resources, and such other factors deemed relevant by the CEO.
2.	“Deal Value” means the value of any cash or property paid by the Company to acquire an asset(s) in an Originated Deal or invested by the Company in connection with an Originated Deal, as determined by the CEO in his sole discretion.
3.	“Originated Deal” shall mean consummation by the Company of a transaction that you primarily originate. The CEO shall have sole discretion to determine whether a transaction constitutes an Originated Deal under this Agreement.
(iv)	The Guaranteed Incentive Fee will be paid to you in the form of Class 2 LTIP Units issued by United Dominion Realty, L.P., the Company’s operating partnership (“LTIP Units”), which will be granted to you effective as of the Effective Date. Any Additional Incentive Fees shall be paid to you in the form of cash or, subject to approval

Harry G. Alcock

March 14, 2024

of the Compensation Committee of the Company’s Board of Directors, additional LTIP Units. If additional LTIP Units are paid, they will be issued as soon as possible following the approval of the Compensation Committee and will be valued based on the closing price on the New York Stock Exchange of the Company’s common stock on the date of such approval.
(v)	Any portion of the Additional Incentive Fee paid to you hereunder in cash shall be paid as soon as practicable following consummation of the applicable Originated Deal).
(vi)	Notwithstanding anything herein to the contrary, you shall not be entitled to any Additional Incentive Fee for any Originated Deal that closes after the End Date unless (i) you provided continuous services through the End Date, (ii) such Originated Deal is consummated by March 15, 2026, and (iii) such additional Incentive Fee is paid no later than March 15, 2026.
(c)Expenses.  In addition to any fees payable to you, the Company will promptly reimburse you, from time to time upon request, for all reasonably documented travel and other expenses incurred in performing the Services.  In addition, during the Term, you will be reimbursed for membership dues and reasonable expenses to attend meetings for the National Multifamily Housing Council and Urban Land Institute in accordance with the Company’s travel and expense reimbursement policies and will reimburse you for the rent actually paid pursuant to that certain Service Agreement between Whitestone CUBExec of Market Street, LLC and UDR, Inc. dated December 2023.

4.Schedule.  You will perform the Services under this Agreement from either the office in Scottsdale, Arizona that is the subject of the lease described in Section 3(c) or an office to be provided to you by the Company at the Company’s office at 1745 Shea Center Drive, Suite 200, Highlands Ranch, Colorado 80129.  You shall be available to perform the Services at such times as mutually agreed between the CEO and you.

5.Consultation; Personnel.  In performing services under this Agreement, you will consult and coordinate with the CEO, and/or such other person(s) as may be designated from time to time by the CEO.  You will be permitted to utilize Company associates for underwriting assistance, subject to approval by the CEO.

6.Independent Contractor Status.

(a)Your status shall at all times be that of an independent contractor.  Under no circumstances shall you be considered an employee of the Company.
(b)You shall be solely responsible for determining the means, manner, and methods by which you will perform your obligations under this Agreement.
(c)The Company will provide no training to you.
(d)The Company shall have no control or supervision over your working hours or work schedule.

Harry G. Alcock

March 14, 2024

(e)The Company will not provide unemployment insurance or workers’ compensation insurance for you.  You are not entitled to unemployment insurance benefits or workers’ compensation benefits under this Agreement and/or any other benefits customarily provided to employees.
(f)You are obligated to pay federal and state income taxes on any monies paid pursuant to this Agreement.  You agree to indemnify the Company for any claims, costs, losses, fees, penalties, interest or damages suffered or incurred by the Company due to your failure to pay taxes as required by this Section.

7.Confidentiality.  You acknowledge that you have been exposed to and will be exposed to and have learned, and will continue to learn, a substantial amount of information, which is proprietary and confidential to the Company, whether or not you developed or created such information.  You acknowledge that such proprietary and confidential information may include, but is not limited to, trade secrets; acquisition or merger information; advertising and promotional programs; resource or developmental projects; plans or strategies for future business development; financial or statistical data; customer information, including, but not limited to, customer lists, sales records, account records, sales and marketing programs, pricing matters, and strategies and reports; and any Company manuals, forms, techniques, and other business procedures or methods, devices, computer software or matters of any kind relating to or with respect to any confidential program or projects of the Company, or any other information of a similar nature made available to you and not known in the trade in which the Company is engaged, which, if misused or disclosed, could adversely affect the business or standing of the Company (collectively, the "Confidential Information").  Confidential Information shall not include information that is generally known or generally available to the public through no fault of your own.  You agree that except as required (i) in the performance of the Services; or (ii) by court order, you will not at any time divulge to any person, agency, institution, company, or other entity any information which you know or have reason to believe is proprietary or confidential to the Company, including but not limited to the types of information described above, or use such information to the competitive disadvantage of the Company.  You agree that your duties and obligations under this Section 7 will continue until the later of twelve (12) months from the end of the Term of this Agreement or as long as the Confidential Information remains proprietary or confidential to the Company.

8.Conflicts.  You are not currently aware of any relationship that would create a conflict of interest with the Company in providing the Services.

9.Indemnification.  The Company shall indemnify you and hold you harmless from and against all damages, liabilities, costs, expenses, claims and/or judgments, including, without limitation, reasonable attorneys' fees and disbursements (collectively the “Claims”) arising out of or resulting from the consulting services you provide under this Agreement; provided, however, the Company’s indemnification obligation under this Section 9, shall not apply to any Claims that result from or arise out of your gross negligence or willful misconduct.

10.General.  Subject to Section 13, your services are not exclusive to the Company.  This Agreement sets forth the entire agreement between the parties and no promise, representation, or inducement, except as herein set forth, has been made by either party to this Agreement.  No provision or term of this Agreement may be amended, modified, changed, altered, or waived except by written document executed

Harry G. Alcock

March 14, 2024

by the parties hereto.  In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular provision(s) held to be unenforceable and the unenforceable provision(s) shall be replaced by mutually acceptable provision(s) which, being valid, legal and enforceable, come closest to the intention of the parties underlying the invalid or unenforceable provision.  This Agreement, and the obligations set forth herein, shall be binding on any and all successors and permitted assigns of the parties, including, without limitation, any corporation or other entity with or into which you or the Company is merged or consolidated, provided that neither party shall be permitted to assign this Agreement, in whole or in part, to any third party without the prior written consent of the other party.  This Agreement shall be interpreted and enforced in accordance with the laws of the State of Colorado applicable to contracts made and to be performed entirely therein, without regard to the conflict of laws provisions thereof.  This clause shall survive any termination of this Agreement.  Any notice or communication required or permitted under this Agreement shall be in writing and shall be deemed received (a) on the date personally delivered, (b) the next day after sending if sent by facsimile (with electronic confirmation of submission), email, Federal Express or any other next-day carrier service, or (c) the third day after mailing via first-class mail, return receipt requested, to a party at the address specified in this Agreement or such other address as designated from time to time.

11.Counterparts; Facsimile.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same Agreement.  The parties agree that signatures to this Agreement may be transmitted by facsimile and such signatures shall be deemed to be originals for all purposes.

12.Ownership of Work Product. The parties agree that all work product, information, or other materials created and developed by you in connection with the performance of the Services under this Agreement and any resulting intellectual property rights (collectively, the “Work Product”) are the sole and exclusive property of the Company. The parties acknowledge that the Work Product shall, to the extent permitted by law, be considered a “work made for hire” within the definition of Section 101 of the Copyright Act of 1976, as amended, (the “Copyright Act”) or similar statute and that the Company is deemed to be the author and is the owner of all copyright and all other intellectual property rights therein. If the Work Product is not deemed to be a “work made for hire” under the Copyright Act or another similar statute (e.g., patent), then you hereby assigns to the Company all of your rights, title and interest in and to the Work Product, including but not limited to all copyrights, patents, trademarks, trade secrets, publishing rights and rights to use, reproduce and otherwise exploit the Work Product in any and all formats, media, or all channels, whether now known or hereafter created.

13. Restrictive Covenants. You agree that the provisions of the  Resignation Agreement dated March 14, 2024 (the “Resignation Agreement”)  between you and the Company, including but not limited to Section 11 thereof, continue to be in full force and effect and are incorporated herein by reference.  You further agree that a breach of the terms of the Resignation Agreement constitutes a breach of this Agreement.  For the avoidance of doubt, all restrictive covenants obligations are supplemental to one another, and in the event of any conflict between restrictive covenants obligations, the most restrictive provision that is enforceable shall govern.

Harry G. Alcock

March 14, 2024

Sincerely,

UDR, Inc.

Thomas W. Toomey

Chairman and Chief Executive Officer

Accepted and agreed to as of the

Effective Date:

Harry G. Alcock

EXHIBIT B

RELEASE AGREEMENT

This Release Agreement ("Agreement") is made as of July 31, 2024 between UDR, Inc., a Maryland corporation, having a principal place of business at 1745 Shea Center Drive, Suite 200, Highlands Ranch, CO 80129 (the "Company"), and Harry G. Alcock, with an address of 16226 E. Pinnacle Vista Drive, Scottsdale, Arizona 85262 ("Executive").

In consideration of the Company’s agreement to pay Executive certain amounts as referenced in Section 2 of the Letter Agreement between the Company and Executive dated March 14, 2024 (the “Letter Agreement”), the Company and Executive agree as follows:

1.General Release of Claim and Covenant Not to Sue.

(a)In consideration of the benefits provided to Executive under this Agreement, Executive knowingly and voluntarily releases and forever discharges the Company, its parents, subsidiaries, divisions and its affiliates, as well as their respective officers, directors, employees, stockholders, agents, attorneys, insurers, representatives, assigns and successors, past and present, and each of them (hereinafter together and collectively referred to as the "Released Parties") of, with respect to and from any and all demands, actions, causes of action, suits, damages, losses, expenses and claims of any kind, known and unknown, suspected or unsuspected, against the Released Parties, which Executive, Executive’s heirs, executors, administrators, successors, and assigns (together and collectively with Executive "Executive") have or may have through the Release Effective Date (defined in Section 2 below), including, but not limited to, any alleged violation of:

The National Labor Relations Act, as amended;

Title VII of the Civil Rights Act of 1964, as amended;

Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

The Employee Retirement Income Security Act of 1974, as amended;

The Immigration Reform Control Act, as amended;

The Americans with Disability Act of 1990, as amended;

The Age Discrimination in Employment Act of 1967, as amended, except for those claims that cannot be released as a matter of law;

The Fair Labor Standards Act, as amended;

The Occupational Safety and Health Act, as amended;

1745 Shea Center Dr., Suite 200
Highlands Ranch, CO 80129

Tel: 720.283.6120
Fax: 720.283.2453

www.udr.com

The Equal Pay Act;

The Family and Medical Leave Act of 1993;

all Colorado laws concerning the workplace; and/or

any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; based upon any covenant of good faith and fair dealing, implied or express contract, wrongful discharge, promissory estoppel, equitable estoppel, employee benefit, violation of public policy, negligent or intentional infliction of emotional distress, defamation, false light, compelled self-publication, fraud, misrepresentation, invasion of privacy, assault, battery, tortious interference with a contract, tortious interference with a business relationship or economic interest, negligent retention, negligent hiring, negligent supervision, negligence, negligent misrepresentation, gross negligence, loss of consortium, equity or any intentional or other tort; and/or

(i)Arising out of or related to the Released Parties' personnel practices, policies, or procedures; and

(ii)Arising out of or related to Executive’s employment or the initiation, existence, or cessation of Executive’s employment with the Released Parties, including any claims for salary, wages, severance pay, vacation pay, sick pay, bonuses, and any other compensation or benefit of any nature; and

(iii)Arising out of or related to any statements or representations to or about Executive; and

(iv)Arising out of or related to any other wrong, injury or loss allegedly suffered by Executive; and

(v)Any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters (collectively the "Released Claims").

To the maximum extent allowed by law, Executive waives the right to sue or initiate against the Released Parties any action or proceeding, or participate in the same, individually or as a member of a class, under any contract (express or implied), or any federal, state, or local law, statute or regulation pertaining in any manner to the Released Claims.

This is intended to be a general release of all claims, so, to the extent Executive still possesses any viable claims or causes of action against the Released Parties, to the maximum extent allowed by law, Executive hereby assigns to the Company all such claims.

(b)The release set forth in Section 1(a) above does not waive claims (i) for unemployment or workers’ compensation, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date Executive signs this Agreement, (iii) that may arise after the Release Effective Date or (iv) that cannot be released by private agreement.  The release set forth in Section 1(a) does not bar Executive from (i) filing suit to challenge a release of age discrimination claims pursuant to the Older Workers Benefit Protection Act, or (ii) filing a charge with an administrative agency provided that Executive cannot recover any economic or injunctive relief from the Company for himself as a result of such charge.  Executive understands that if this Agreement had not been signed, Executive would have the right to voluntarily assist other individuals or entities in bringing claims against the Company.  To the maximum extent allowed by applicable law, Executive waives the right to voluntarily assist other individuals or entities in bringing claims against the Company and, unless Executive’s assistance is specifically sought by a governmental entity or compelled by applicable law or valid court order in which case Executive shall notify the Company, Executive agrees not to aid or assist others in their pursuit of claims against the Company.
(c)Except for the obligations created by this Agreement, the Company hereby covenants not to sue and releases and forever discharges Executive from any and all claims, known and unknown, which the Company has or may have against Executive, including all claims arising from Executive’s position as Senior Vice President – Chief Investment Officer or as an employee of the Company or its subsidiaries or affiliates and the termination of that relationship (and specifically including any and all claims related to prior promises or contracts of employment), as of the date of this Agreement; provided, however, the Company does not release Executive with respect to claims arising out of or relating to fraud, gross negligence or willful misconduct.

2.ADEA RELEASE.  The Company advises Executive to consult with an attorney prior to signing this Agreement.  Executive understands that he has twenty-one (21) days to consider whether to sign this Agreement (the “Consideration Period”).  Executive must return this signed Agreement to the Company within the Consideration Period.  If Executive signs and returns this Agreement before the end of the Consideration Period, it is because he has freely chosen to do so after carefully considering its terms. As discussed above, you are releasing the Company from, among other things, any claim you might currently have against the Company and related parties that may have arisen under the Age Discrimination in Employment Act (“ADEA”) as amended by the Older Worker’s Benefit Protection Act of 1990 (“OWBPA”), but this Agreement does not cover any rights or claims that may arise under the ADEA as amended by the OWBPA after the date of execution of this Agreement Executive further understands that he has seven (7) days following execution of this Agreement to validly revoke this Agreement.  Such right of revocation constitutes a unilateral right afforded to Executive and the Company shall have no such right of revocation.  Any revocation within this period must be submitted, in writing, to UDR, Inc., c/o Thomas W. Toomey, Chairman and Chief Executive Officer, 1745 Shea Center Drive, Suite 200, Highlands Ranch, CO 80129, by certified mail, return receipt requested, post-marked within seven (7) days of execution of this Agreement and state, "I hereby revoke my acceptance of the Agreement."  This Agreement shall not become effective or enforceable until the revocation period has expired without revocation (the “Release Effective Date”).  If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Colorado, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday in Colorado.  If it is not validly revoked, this Agreement will become irrevocable and enforceable on the eighth day after Executive signs this Agreement.   Executive agrees with the Company that changes to this Agreement, whether material or immaterial, do not restart the running of the Consideration Period.

3.No Claims Exist.  You confirm that no claim, charge, complaint, or action exists pertaining in any manner to the Released Claims in any forum or form.  You further represent that you have not assigned or transferred to any third party any of the Released Claims.  In the event that any such claim, charge, complaint, or action is filed, you shall not be entitled to recover any relief or recovery therefrom, including costs and attorney's fees and you will indemnify the Released Parties for all costs, including attorneys’ fees, incurred in connection with the defense of any such claims.  The Company further confirms that it has not assigned or transferred to any third party any of the claims being released against you.  In the event that any such claim, charge, complaint, or action is filed, the Company shall not be entitled to recover any relief or recovery therefrom, including costs and attorney's fees.

4.Non-Admission.  This Agreement shall not be construed as an admission by the Company of any liability or acts of wrongdoing or unlawful discrimination, nor shall it be considered to be evidence of such liability, wrongdoing, or unlawful discrimination.

5.Protected Rights.  Executive understands that nothing in this Agreement is intended to or does limit Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safe and Health Administration, the Securities and Exchange Commission or any other federal, state, or local governmental agency or commission (“Government Agencies”).  Executive further understand that this Agreement does not limit Executive’s ability to communicate with Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information.  This Agreement does not limit Executive’s right to receive an award from any Government Agency for information provided to a Government Agency.

6.Entire Agreement.  This Agreement contains the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of the agreement with regard to the subject matter.  It is entered into without reliance on any promise or representation other than those expressly contained herein, and it may not be modified except in writing signed by Executive and an officer of the Company.

7.Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado, as applied to contracts made and performed entirely within the State of Colorado.

8.Counterparts.  This Agreement may be executed by the parties in separate counterparts.  All such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be signed by its duly authorized officers as of the date set forth in the introductory paragraph hereof.

UDR, INC.

By:

Name: Thomas W. Toomey

Title: Chairman and Chief Executive Officer

EXECUTIVE

Harry G. Alcock